Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

PhoneBrasil International, Inc.

We hereby consent to the inclusion of our report dated August 12, 2021 relating to the financial statements of Mikab Corporation as of December 31, 2020 and 2019 in the Current Report on Form 8-K filed by PhoneBrasil International, Inc. on August 12, 2021, and to all references to our firm included therein.

/s/ BF Borgers CPA PC________

BF Borgers CPA PC

Lakewood, CO

August 12, 2021